AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                               HFS INCORPORATED,

                            CBC ACQUISITION CORP.,

                            FREMONT INVESTORS, INC.

                                      AND

                          COLDWELL BANKER CORPORATION

                                  MAY 1, 1996









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                     TABLE OF CONTENTS

                                                                 Page

                          ARTICLE I

                                           DEFINITIONS......................  1

Section 1.1                Defined Terms......................................1
Section 1.2                Other Definitional Provisions......................6

                         ARTICLE II

                                           THE MERGER.........................6

Section 2.1                The Merger.........................................6
Section 2.2                Effective Time of the Merger.......................6
Section 2.3                Closing............................................7
Section 2.4                Effects of the Merger..............................7
Section 2.5                Articles of Incorporation; By-Laws.................7
Section 2.6                Directors and Officers.............................7

                         ARTICLE III

                                       CONVERSION OF SHARES;
                                   DISSENTING SHARES; PAYMENT.................8

Section 3.1                Conversion of Shares...............................8
Section 3.2                Dissenting Shares..................................8
Section 3.3                Exchange of Shares.................................9
Section 3.4                Treatment of Employee Options.................... 11
Section 3.5                Escrow Deposits.................................. 11

                         ARTICLE IV

                           REPRESENTATIONS AND WARRANTIES OF FREMONT
                                         AND THE COMPANY.................... 11

Section 4.1                Representations and Warranties of

                              Fremont....................................... 11

Section 4.2                Representations and Warranties of the
                              Company....................................... 13

                          ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.... 26

Section 5.1                Due Organization and Power of Parent and
                              Sub........................................... 26
Section 5.2                Authorization and Validity of Agreement.......... 26
Section 5.3                No Conflict...................................... 26
Section 5.4                Governmental Consents............................ 27
Section 5.5                Purchase for Investment.......................... 27
Section 5.6                Brokers, Finders, etc............................ 27


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                                                                           Page

                                  ARTICLE VI

                                            COVENANTS....................... 27

Section 6.1                No Solicitation.................................. 27
Section 6.2                No Changes with respect to Common Stock.......... 28
Section 6.3                Conduct of Business.............................. 28
Section 6.4                Access........................................... 30
Section 6.5                No Public Announcement........................... 31
Section 6.6                Notice of Developments........................... 31
Section 6.7                Expenses......................................... 32
Section 6.8                Additional Agreements............................ 32

                                  ARTICLE VII

                                           TAX MATTERS...................... 33

Section 7.1                Transfer Taxes................................... 33
Section 7.2                Tax Indemnification by Fremont................... 33
Section 7.3                Tax Indemnification By Parent.................... 34
Section 7.4                Tax Returns...................................... 34
Section 7.5                Estimated Taxes and True Up...................... 35
Section 7.6                Procedures Relating to Indemnification
                              of Tax Claims................................. 36
Section 7.7                Cooperation with Respect to Tax Matters.......... 37
Section 7.8                Section 338 Election............................. 37

                                 ARTICLE VIII

                                    CONDITIONS TO THE CLOSING............... 39

Section 8.1                Conditions of Obligation of Each Party........... 39
Section 8.2                Additional Conditions to the Obligations
                              of Parent..................................... 39
Section 8.3                Additional Conditions to the Obligations
                              of the Company and Fremont.................... 41

                                  ARTICLE IX

                                TERMINATION, AMENDMENT AND WAIVER........... 41

Section 9.1                Termination...................................... 41
Section 9.2                Effect of Termination............................ 43

                                   ARTICLE X

                                          MISCELLANEOUS..................... 44

Section 10.1               Survival......................................... 44
Section 10.2               Employees........................................ 44
Section 10.3               Brokers and Financial Advisors................... 45
Section 10.4               Notices.......................................... 45
Section 10.5               Interpretation................................... 46
Section 10.6               No Third Party Beneficiaries..................... 46

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                                                                           Page

Section 10.7               Amendment........................................ 46
Section 10.8               Extension; Waiver................................ 46
Section 10.9               Entire Agreement................................. 47
Section 10.10              Successors and Assigns........................... 47
Section 10.11              Governing Law.................................... 47
Section 10.12              Counterparts..................................... 47


EXHIBITS

Exhibit A  -   Form of Escrow Agreement
Exhibit B  -   Form of Merger Letter of Transmittal

                                    - iii -





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                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is dated as of May 1, 1996 among HFS Incorporated, a Delaware corporation (the "Parent"), CBC Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), Fremont Investors, Inc., a Nevada corporation ("Fremont"), and Coldwell Banker Corporation, a Delaware corporation and a direct subsidiary of Fremont (the "Company").

                                   RECITALS:

     WHEREAS, the boards of directors of Parent, Sub, Fremont and the Company have each approved the terms and conditions of the business combination between Parent and the Company to be effected by the merger (the "Merger") of Sub with and into the Company, pursuant to the terms and subject to the conditions of this Agreement and the General Corporation Law of the State of Delaware (the "Delaware Statute"), and each deems the Merger advisable and in the best interests of each corporation; and

     WHEREAS, each of Parent, Sub, Fremont and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.1 Defined Terms. For purposes of this Agreement, the terms defined in this Agreement shall have the respective meanings specified herein, and, in addition, the following terms shall have the following meanings:

          "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person; provided that Bechtel Group, Inc. and Bechtel Enterprises, Inc., and any Person controlled by either or both of Bechtel Group, Inc. or Bechtel Enterprises, Inc., shall not be deemed to be an Affiliate of Fremont or the Company. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise. For all purposes of this Agreement, Bechtel Group, Inc. and Bechtel Enterprises, Inc. shall not be








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                                                                             2

     deemed to control Fremont, the Company or any subsidiary of Fremont or the Company.

          "Agreement": this Agreement and Plan of Merger, together with all schedules and exhibits referenced herein, as amended, modified or supplemented from time to time.

          "Board of Directors": the board of directors of the Company or, to the extent legally permissible, a duly constituted committee thereof.

          "Business Day": a day other than a Saturday or a Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

          "Code": the Internal Revenue Code of 1986, as amended.

          "Common Stock": the shares of common stock of the Company, $.01 par value per share.

          "Confidentiality Agreement": the Confidentiality Agreement between Fremont and Parent dated March 25, 1996.

          "Contractual Obligation": as to any Person, any provision of any note, bond or security issued by such Person or of any loan agreement, mortgage, indenture, deed of trust, lease, license, franchise, contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property or assets is bound.

          "Dollars" and "$": dollars in lawful currency of the United States of America.

          "Environmental Laws": any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, enforceable decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time on or prior to the Closing Date be in effect.

          "Environmental Permit": any license, permit, order, approval, registration, authorization, or qualification required under any Environmental Law.

          "Environmental Report": any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, or actual or potential liability under, any Environmental Law that may in any way affect the Company or any Subsidiary.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended.








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                                                                             3

          "Escrow Agreement": the escrow agreement set forth in Exhibit A hereto.

          "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

          "Franchisee": any Person who owns or possesses the right to operate a Coldwell Banker franchised business under a franchise or license agreement entered into with the Company, any Subsidiary or any Subfranchisor.

          "FTC Act": the Federal Trade Commission Act, as amended, and the rules and regulations of the Federal Trade Commission promulgated thereunder, including without limitation Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures, all as the same shall be in effect from time to time.

          "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time.

          "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity (including without limitation a court) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Governmental Order": as to any Person, any judgment, injunction, decree, order or other determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another person (including without limitation any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any debts, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including without limitation any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the








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                                                                             4

     primary obligor or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

          "Indebtedness": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument and (c) all obligations of such Person under Financing Leases.

          "Intellectual Property": any domestic or foreign trademarks, trade names, brandmarks, brand names, copyrights, patents, applications pending for patents, for trademarks or trade name registrations, and brandmarks or brand name registrations or copyright registrations, technical know-how and other proprietary rights.

          "Knowledge of the Company": actual knowledge of any of the seven (7) senior executives (collectively, the "Executives") of the Company, whose names are listed in Schedule 1.1(a), including actual knowledge of facts which should reasonably have placed such Executive on notice of the matters in question.

          "Knowledge of Fremont": actual knowledge of Robert Jaunich II, James
     T. Farrell or Timothy H. Hosking, including actual knowledge of facts which should reasonably have placed such person on notice of the matters in question.

          "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

          "Material Adverse Effect": a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

          "Materials of Environmental Concern": any waste, pollutant, or contaminant regulated as such under any








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                                                                             5

     Environmental Law, or any other substance of any kind (including without limitation petroleum or petroleum products, asbestos or asbestos-containing materials, ureaformaldehyde insulation, polychlorinated biphenyls, odors and radioactivity) regulated by or under, or which may otherwise give rise to liability under, any Environmental Law.

          "Per Share Interest Amount": shall be $0.0485 for each day following June 7, 1996 that the Effective Time occurs.

          "Permits": as to any Person, all licenses, permits, franchises, orders, approvals, concessions, registrations, authorizations and qualifications with and under all federal, state, local or foreign laws and Governmental Authorities and all industry or other nongovernmental self-regulatory organizations that are issued to such Person (including without limitation Environmental Permits).

          "Permitted Liens": with respect to the Common Stock, any Liens imposed by, arising under or resulting from securities laws or any of those certain agreements between the Company and its stockholders set forth on Schedule 1.1(b).

          "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Pre-Closing Tax Period": all taxable periods ending on or before the Closing Date.

          "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "SEC": the Securities and Exchange Commission or its successor.

          "Securities Act": the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, all as shall be in effect from time to time.

          "Subfranchisor": any Person to whom the Company or any Subsidiary has granted the right to sell or grant a Target franchise to a third party.








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                                                                             6

          "Subsidiaries": collectively, the subsidiaries of the Company set forth on Schedule 4.2(d).

          "Taxes": all United States federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts.

          "Tax Authority" and "Taxing Authority": any domestic, foreign, federal, national, state, provincial, county or municipal or other local government or any other authority exercising Tax regulatory authority.

          "Tax Return": any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Tax Sharing Agreements": the Federal Income Tax Sharing Agreement, dated as of October 5, 1993, between Fremont and the Company and the California Franchise Tax Sharing Agreement, dated as of October 5, 1993, between Fremont and the Company.

                  Section 1.2 Other Definitional Provisions. (a) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                                  ARTICLE II

                                  THE MERGER

     Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Statute, at the Effective Time (as defined in Section 2.2), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     Section 2.2 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and








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                                                                             7

acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the Delaware Statute, simultaneously with or as soon as practicable following the Closing (as defined in Section 2.3). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

     Section 2.3 Closing. Subject to the conditions set forth in Article VIII hereof, unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1, the closing (the "Closing") of the Merger shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017 on the second Business Day following the date on which the conditions set forth in Article VIII shall have been satisfied or waived, or at such other place and time as the parties may mutually agree. The date and time of such Closing are herein referred to as the "Closing Date".

     Section 2.4 Effects of the Merger. At the Effective Time: (a) the separate existence of Sub shall cease and Sub shall be merged with and into the Company as the Surviving Corporation and (b) the Merger shall have all of the effects provided by the Delaware Statute. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 2.5 Articles of Incorporation; By-Laws. (a) The Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the Delaware Statute and such Certificate of Incorporation.

     (b) The Bylaws of Sub shall become the Bylaws of the Surviving Corporation until amended as provided by the Delaware Statute and the Certificate of Incorporation of the Surviving Corporation.

     Section 2.6 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.








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                                                                             8

                                  ARTICLE III

                             CONVERSION OF SHARES;
                          DISSENTING SHARES; PAYMENT

     Section 3.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities:

          (a) each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be cancelled pursuant to Section 3.1(b) and any Dissenting Shares (as defined in Section 3.2)) shall be converted into the right to receive in cash the sum of (i) $104.3204 and (ii) the Per Share Interest Amount, if any (the "Merger Price"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such share of Common Stock in the manner provided in Section 3.3. Notwithstanding the preceding sentence, if the number of shares of Common Stock outstanding on the Closing Date exceeds 5,749,155, then the Merger Price shall be adjusted such that the aggregate consideration paid to the record holders of shares of Common Stock pursuant to Section 3.1(a) and the holders of options of Common Stock pursuant to Section 3.4 shall be $640,000,000.

          (b) each share of Common Stock held in the treasury of the Company and each share of Common Stock owned by Parent, Sub or any other direct or indirect subsidiary of Parent or of the Company, in each case immediately prior to the Effective Time, shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (c) each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall thereafter evidence one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     Section 3.2 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares who have not voted in favor of the Merger or consented thereto in writing and who have demanded appraisal rights with respect thereto in accordance with Section 262 of the Delaware Statute (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Price, but holders of such shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with








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                                                                             9

the provisions of such Section 262, except that any Dissenting Shares held by a stockholder who shall thereafter withdraw such demand for appraisal of such shares or lose the right to appraisal as provided in such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Price, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the Delaware Statute received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands for appraisal under the Delaware Statute. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     Section 3.3 Exchange of Shares. (a) At the Closing, Parent shall deliver to Chemical Bank, in trust for the benefit of the record holders of shares of Common Stock and for the benefit of the holders of options of Common Stock for exchange in accordance with this Section 3.3 and Section 3.4, (i) cash in sufficient amount to pay (A) the aggregate consideration set forth in Section
3.1 hereof, less the aggregate amount to be deducted pursuant to Section 3.3(d), and (B) the aggregate consideration required to be paid by the Company pursuant to Section 3.4 and (ii) irrevocable wire transfer instructions, in form and substance satisfactory to Fremont, directing Chemical Bank to transfer by wire transfer of immediately available funds (A) to each holder of an Employee Option (as defined below), immediately prior to the Effective Time, the amount opposite such holder's name set forth in Schedule 3.4 in accordance with wire transfer instructions provided to Parent by each such holder prior to the Closing and (B) to each record holder of shares of Common Stock who has duly completed and validly executed a Merger Letter of Transmittal (as defined below), immediately upon the Effective Time, the amount opposite such record holder's name set forth in Schedule 3.3(a) in accordance with the instructions set forth in such Merger Letter of Transmittal.

     (b) At or prior to the Closing, Parent or the Surviving Corporation shall make available for execution by each record holder including Fremont, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Common Stock (the "Certificates") whose shares are to be converted into the right to receive the Merger Price, a form of letter of transmittal substantially in the form attached hereto as Exhibit B (a "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender to the Surviving Corporation of a Certificate,








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                                                                            10

together with delivery of such Merger Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other documents required by the Merger Letter of Transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor solely the applicable consideration set forth in Section 3.1 less any amounts to be deducted pursuant to Section 3.3(d) and such Certificate shall forthwith be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the consideration payable upon the surrender of the Certificates.

     (c) At the Closing, Fremont shall deliver to Parent a Merger Letter of Transmittal with respect to Certificates representing 5,235,650 shares of Common Stock duly completed and validly executed in accordance with the instructions to such Merger Letter of Transmittal, and any other documents required by the Merger Letter of Transmittal.

     (d) With respect to Certificates surrendered by any stockholder with outstanding debt (whether principal or interest) to the Company at the time of such surrender arising under a loan made by the Company on August 25, 1995, as set forth on Schedule 3.3(d), the Company shall be entitled to deduct from the aggregate Merger Price payable in connection with the surrender of such Certificates the amount of such outstanding debt in exchange for the extinguishment of such debt.

     (e) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing shares of Common Stock (other than Dissenting Shares (subject to applicable law)) are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Price as provided in this Article in accordance with the procedures set forth in this Article, subject to applicable law in the case of Dissenting Shares.

     (f) Neither Parent, Sub nor the Surviving Corporation shall be liable to any holder of shares of Common Stock for cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) In the event any Certificates evidencing shares of Common Stock shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate(s) shall execute an affidavit of that fact upon request. The record holder of any such lost, stolen or destroyed Certificate(s) shall also deliver a bond in such sum as Parent may reasonably require as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificate(s) alleged to have been lost, stolen or destroyed. The affidavit and any bond which may be required hereunder shall be delivered








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11

to the Surviving Corporation, who shall be responsible for making payment for such lost, stolen or destroyed Certificate(s).

     (h) Fremont shall indemnify and hold Parent and the Surviving Corporation harmless for any and all losses incurred by either of them as a result of more than 5,749,155 shares of Common Stock being delivered to the Surviving Corporation for conversion into cash.

     Section 3.4 Treatment of Employee Options. Immediately prior to the Effective Time, each outstanding employee stock option to purchase shares of Common Stock (an "Employee Option") set forth on Schedule 3.4, whether or not then exercisable, shall be cancelled by the Company in exchange for the right to receive from the Company immediately prior to the Effective Time, an amount in cash equal to the product of (i) the number of shares of Common Stock previously subject to such Employee Option and (ii) the excess, if any, of the Merger Price over the exercise price per share of Common Stock previously subject to such Employee Option, less any required withholding taxes.

     Section 3.5 Escrow Deposits. (a) On the date hereof, Parent shall deliver to Chemical Bank, as escrow agent (the "Escrow Agent"), an amount of cash, in immediately available funds, equal to $50,000,000 (the "Fund"). Any interest or earnings that accrue on the Fund on or before June 14, 1996 shall be segregated from and not form part of the Fund and not be subject to any claim by the Company or its stockholders, but any such interest or earnings that accrue after June 14, 1996 shall be included in and form part of the Fund. The Fund shall be governed by the terms and conditions of this Agreement and the terms and conditions of the Escrow Agreement.

     (b) Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1, in which case the Fund shall be delivered to Parent or the Company and its stockholders as set forth in Section 9.2(b) or (c), the Fund will be delivered to Parent promptly following the Effective Time. At the Effective Time, Parent shall have the option to direct the Escrow Agent to deliver the Fund to Chemical Bank, in trust for the benefit of the record holders of shares of Common Stock and for the benefit of the holders of options of Common Stock, as provided in Section 3.3.

                                  ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF FREMONT AND THE COMPANY

     Section 4.1 Representations and Warranties of Fremont. Fremont represents and warrants to Parent and Sub as follows:

     (a) Organization and Capacity. Fremont is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power, authority and capacity to enter into this Agreement and to perform its obligations hereunder.

     (b) Authorization and Validity. The execution, delivery and performance by Fremont of its obligations under this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized and no further action on the part of Fremont is necessary for the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Fremont and, assuming due authorization, execution and delivery by Parent, Sub and the Company, this Agreement constitutes the legally valid and binding obligation of Fremont, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

     (c) Good Title. Fremont owns beneficially and of record 5,235,650 shares of Common Stock, free and clear of all Liens other than Permitted Liens. Fremont has full authority to surrender the certificates representing such shares of Common Stock free and clear of all Liens.

     (d) No Conflict. (i) Neither the execution, delivery or performance by Fremont of this Agreement nor the consummation of the transactions contemplated hereby and compliance by Fremont with any of the provisions hereof will (a) require any consent, approval or notice under, violate or result in the violation of, conflict with or result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in a right of termination or acceleration, result in the loss of a material benefit under or result in the creation of any Lien upon any of the properties or assets of the Company or the Subsidiaries or Fremont's Common Stock under any of the terms, conditions or provisions of (i) its organizational or governing documents or
(ii) any Contractual Obligation of Fremont, except for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate with all other such violations, conflicts, breaches and defaults, have a material adverse effect on Fremont's ability to consummate the transactions contemplated by this Agreement or (b) subject to compliance with the statutes and regulations referred to in Section 4.1(e) hereof applicable to Fremont, violate, or result in the violation of, any Requirement of Law, except for such violations which would not, individually or in the aggregate with all other such violations, have a material adverse effect on Fremont's ability to consummate the transactions contemplated by this Agreement.

     (e) Governmental Consents. Except for filings by Fremont under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Fremont, except for (a) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (b) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not individually or in the aggregate have a material adverse effect on Fremont's ability to consummate the transactions contemplated by this Agreement.

     (f) Brokers, Finders, etc. Fremont has not employed, nor is it subject to the valid claim of any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission.

     Section 4.2 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

     (a) Organization and Capacity. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries is
(i) duly qualified to transact business as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (ii) in compliance with all Requirements of Law, except to the extent that the failure to be in good standing, to qualify as a foreign corporation or to comply with such requirements would not, individually or in the aggregate with all such other failures, have a Material Adverse Effect. Each of the Company and its Subsidiaries has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is engaged, except to the extent the failure to have such power, authority or legal right would not, individually or in the aggregate with all such other failures, have a Material Adverse Effect. The Company has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder. Complete and correct copies of the certificate of incorporation and by-laws of the Company, as amended to date, have been delivered to Parent.

     (b) Authorization and Validity. The execution, delivery and performance by the Company of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by the Board of Directors and the stockholders of the Company, and no other corporate action on the part of the Company is necessary for the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent, Sub and Fremont, this Agreement constitutes the legally valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

     (c) Capitalization. The entire authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, 5,749,155 shares of which are issued and outstanding and 1,000,000 shares of preferred stock, par value $.01 per share, none of which is issued and outstanding. All of such issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, and are owned of beneficially and of record free and clear of any Liens other than Permitted Liens. Other than as set forth on Schedule 4.2(c), there are no outstanding options, warrants, calls, rights, commitments or agreements of any kind to which the Company is party or by which it is bound relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of the capital stock of any class or series of, or other equity interests in, the Company or any securities convertible or exchangeable into or evidencing the right to purchase any shares of capital stock of any class or series of, or other equity interests in, the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. All such outstanding options, warrants, calls, rights, commitments or agreements have been validly issued and are validly outstanding. All capital stock of the Company into or for which any such outstanding options, warrants, calls, rights, commitments or agreements are convertible or exercisable, upon conversion or exercise in accordance with their terms, will be validly issued, fully paid and nonassessable. Other than as set forth on Schedule 4.2(c), there is no outstanding Indebtedness of the Company and its Subsidiaries. No Indebtedness of the Company or its Subsidiaries contains any restriction (other than restrictions with respect to the giving of notice and the payment of any related breakage costs in the event of prepayment) upon (i) the prepayment of such Indebtedness, (ii) other than as set forth on Schedule 4.2(c), the incurrence of Indebtedness by the Company or any of its Subsidiaries or (iii) other than as set forth on Schedule 4.2(c), restricts the ability of the Company or any of its Subsidiaries to grant any Liens on its properties or assets, other than restrictions that would not have a material adverse effect on the Company's ability to refinance such Indebtedness.

     (d) Subsidiaries. Except as set forth on Schedule 4.2(d), there is no corporation, partnership, joint venture or other entity in which the Company directly or indirectly owns any equity or other ownership interest. Set forth on Schedule 4.2(d) is the number of authorized, issued and outstanding shares of each Subsidiary and its jurisdiction of incorporation. All the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights and, except as set forth on Schedule 4.2(d), are owned beneficially, directly or indirectly, by the Company free and clear of any Liens. Except as set forth on Schedule 4.2(d), there are no outstanding options, warrants, calls, rights or commitments or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of the capital stock of any Subsidiary, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of any Subsidiary.

     (e) Financial Statements. Schedule 4.2(e) contains a copy of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1995, December 31, 1994 and December 31, 1993 and the related audited consolidated statements of operations, statements of shareholders' equity and cash flows of the Company and its Subsidiaries for the fiscal years ended on each such date, accompanied by the reports thereon of Deloitte & Touche LLP, in the case of the December 31, 1993 financial statements, and of Coopers & Lybrand, in the case of the December 31, 1994 and 1995 financial statements (all such financial statements, including the notes thereto, referred to herein as the "Annual Financial Statements"). The Annual Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise disclosed in the notes to such financial statements, and present fairly the consolidated financial condition of the Company and its Subsidiaries as of such dates and the consolidated results of their operations and their consolidated cash flows for the fiscal years then ended. The unaudited consolidated balance sheet of the Company as of March 31, 1996 and the related unaudited consolidated statements of operations, statements of shareholders' equity and cash flows of the Company and its Subsidiaries for the three-month period ended on such date are also contained in Schedule 4.2(e) (all such financial statements, including the notes thereto, referred to herein as the "Interim Financial Statements"). The Interim Financial Statements present fairly the consolidated financial condition of the Company and its Subsidiaries as of such dates and the consolidated results of their operations and their consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). There is no liability or obligation of any kind required to be disclosed under GAAP, whether accrued, absolute, fixed or contingent, of the Company and its Subsidiaries that is not disclosed, reflected or reserved against in the Interim Financial Statements, except such liabilities or obligations (i) incurred in the ordinary course of business, consistent with past practice, since March 31, 1996 or (ii) which would not individually or in the aggregate have a Material Adverse Effect. Except as set forth on Schedule 4.2(e), neither the Company nor any of its Subsidiaries has any obligation to make any "earn out" or similar payments.

     (f) Absence of Certain Changes. Except as set forth on Schedule 4.2(f), from December 31, 1995 until the date hereof, (i) no event has occurred which, had it occurred subsequent to the date of this Agreement, would have required the consent or approval of Parent under Section 6.3 hereof and (ii) there has not been any event which individually or in the aggregate with all other events has had or would reasonably be expected to have a Material Adverse Effect.

     (g) Legal Proceedings. Schedule 4.2(g) describes as of the date hereof all litigation, investigations and proceedings of or before any arbitrator or Governmental Authority formally commenced, pending or, to the Knowledge of the Company, threatened by or against the Company or any of the Subsidiaries or against any of its or their respective properties or revenues that the Company believes would subject the Company or the Subsidiaries to liabilities in excess of $50,000 (not including legal fees and costs). Except as described on
Schedule 4.2(g), to the Knowledge of the Company there is as of the date hereof no litigation, investigation or proceeding which, if adversely decided, would individually or in the aggregate have a Material Adverse Effect.
Schedule 4.2(g) sets forth as of the date hereof a brief description of each judgment, injunction, decree, order or other determination of an arbitrator or a court or other Governmental Authority applicable to the Company or any of the Subsidiaries or any of its or their respective properties which has either been entered since January 1, 1994 in excess of $50,000 or remains currently in effect, and no such judgment, injunctive decree, order or other determination can reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. None of the Company or its Subsidiaries is in violation of any judgment, decree, injunction or order outstanding against it which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, no suit, action or governmental proceeding before any court or any governmental or regulatory authority has been commenced and is pending or, to the Knowledge of the Company, threatened by any federal or state Governmental Authority against the Company or any of its Subsidiaries or Affiliates, associates, officers, directors or partners seeking to restrain, prevent or change in any respect the transactions contemplated hereby or seeking damages in connection with any of such transactions.

     (h) Compliance with Laws. (i) Each of the Company and each Subsidiary is in compliance with all Requirements of Law, including without limitation the FTC Act, the Real Estate Settlement Procedures Act and all applicable state and foreign franchise laws, holds all Permits that are material to the conduct of its business or the ownership of its properties, and is in material compliance with each such Permit, except where such failure to comply with any such Requirements of Law, to hold any such Permits or to comply with any such Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (ii) The sale by the Company or by any Subsidiary of any franchise to any Subfranchisor or to any Franchisee was made in compliance with all Requirements of Law, including without limitation the FTC Act, if applicable, and all applicable state and foreign franchise laws, except where such failure to comply with any such Requirements of Law would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (iii) Except as disclosed on Schedule 4.2(h), since January 1, 1994, neither the Company nor any Subsidiary has received any notice from any Governmental Authority asserting that the Company or any Subsidiary is not in compliance with any Requirement of Law or any Permit, except where such failure to comply with any such Requirements of Law would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (i) Material Contracts. Schedule 4.2(i) lists, as of the date hereof, each of the following contracts and other agreements to which the Company or any Subsidiary is a party or by or to which the Company or any Subsidiary or any of their respective assets or properties is bound or subject (each such contract or agreement, a "Material Contract"):

          (i) agreements between the Company or any Subsidiary and a Subfranchisor;

          (ii) the standard form of Coldwell Banker franchise agreement currently in effect;

          (iii) agreements between the Company, any Subsidiary or any Subfranchisor, on the one hand, and a Franchisee, on the other hand, which contain franchise royalty payment rates materially different from those contained in the standard form of Coldwell Banker franchise agreements;

          (iv) agreements that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographical area or during any period of time, other than franchise agreements granting exclusive territorial rights to the extent individually not material to Coldwell Banker Residential Affiliates, Inc.;

          (v) agreements relating to the incurrence of material Indebtedness by the Company or any Subsidiary or restricting the ability of the Company or any Subsidiary to incur Indebtedness;

          (vi) agreements relating to any material Guarantee Obligations of the Company or any Subsidiary;

          (vii) agreements relating to the making of any loan or advance by the Company or any Subsidiary;

          (viii) agreements providing for the indemnification by the Company or any Subsidiary of any Person;

          (ix) agreements with any Governmental Authority; and

          (x) all other agreements whether or not made in the ordinary course of business which are material to the business, operations, property, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or the absence of which could have a Material Adverse Effect or the presence of which does not or is not reasonably expected to have a Material Adverse Effect.

Promptly following the execution hereof, there will be delivered or made available to Parent true and complete copies of all of the written agreements listed on Schedule 4.2(i) and a written summary of all of the oral agreements listed on Schedule 4.2(i). As of the date hereof, each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). As of the date hereof, none of the Company or any Subsidiary has received any written notice that any Material Contract is not enforceable against any party thereto, and none of the Company or any Subsidiary has received any notice of termination or intention to terminate from any other party to any Material Contract. As of the date hereof, none of the Company nor any Subsidiary or (to the Knowledge of the Company) any other party to any Material Contract is in breach of or default under any such agreement (or, to the Knowledge of the Company, with or without notice or lapse of time or both, would be in breach of or default under any such agreement), except breaches or defaults which have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (j) Certain Agreements. Except as set forth on Schedule 4.2(j) or permitted by Section 6.3, the Company is not a party to any (i) agreement with any of its executive officers or other employees (A) any benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement, (B) with respect to executive officers or other employees which will not be terminable without any liability to the Company by the Company on 30 days' or less notice, or (C) providing severance benefits or other benefits which are conditioned upon a change of control after the termination of employment of such employee regardless of the reason for such termination of employment, or
(ii) agreement or plan, including without limitation any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (k) Properties. Except as set forth on Schedule 4.2(k), as of the date hereof, the Company and its Subsidiaries have good and marketable title to all of their respective real properties in fee simple absolute (except for leasehold interests, in which event the entity directly holding such interest has a valid leasehold interest) and have marketable title to all of their respective other properties and assets (except for leased properties and assets, in which case the lessee has a valid leasehold interest) (including without limitation the Intellectual Property), in each case free and clear of all Liens except for (i) defects in title or Liens which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, or (ii) statutory or other similar Liens securing payments not yet due. As of the date hereof, each such lease is valid without default thereunder by the lessee or, to the Knowledge of Company, the lessor, except for such defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Company, there is, as of the date hereof, no defect in the normal operating condition and repair of the equipment owned or leased by the Company and the Subsidiaries, except for such defects which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company and except as set forth on Schedule 4.2(k), as of the date hereof, the Company and its Subsidiaries maintain insurance in such amounts and of such character as is usually maintained by companies engaged in the same or similar businesses, and the insurance policies of the Company and its Subsidiaries are in full force and effect, all material premiums due thereon have been paid and the Company and its Subsidiaries have complied in all material respects with the provisions of such policies.

     (l) Intellectual Property. Schedule 4.2(l) sets forth all trademarks relating to the business of the Company and the Subsidiaries owned and/or used by the Company and the Subsidiaries, and such Schedule indicates whether each of the foregoing are owned or licensed by the Company or any Subsidiary. Except as set forth on Schedule 4.2(l), the Company and each of the Subsidiaries owns, or is licensed to use, all Intellectual Property used by the Company and the Subsidiaries, subject to no material restrictions. Except for such claims which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the ownership or use by the Company of any such Intellectual Property, nor, to the Knowledge of the Company, does there exist any valid basis for any such claim. The use of such Intellectual Property by the Company and the Subsidiaries does not infringe on the rights of any Person, and, to the Knowledge of the Company, there is no infringing use of any of such Intellectual Property by any other Person, except for such uses which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     (m) Employee Benefits. (i) Schedule 4.2(m) contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of ERISA (including without limitation multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not under which any employee or former employee of the Company or any Subsidiary has any present or future right to benefits or under which the Company or any Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans". Schedule 4.2(m) also contains a true and complete description of all severance plans of the Company or any Subsidiary.

     (ii) With respect to each Company Plan, the Company has delivered or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement, annuity contract or other funding instrument; (B) the most recent determination letter; (C) any summary plan description and other written communications (or description of any oral communication) by the Company or any Subsidiary which modify in any significant respect the benefits provided under the terms of any Company Plan in a manner not reflected in any of the documents described in this subsection
(ii); and (D) for the three most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements; and (III) actuarial valuation reports.

     (iii) (A) Each Company Plan has been established and administered substantially in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (B) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified and has received a favorable determination letter as to its qualification or application has been made to the Internal Revenue Service for the issuance of such letter and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification or would prevent such letter from being issued; (C) except as described on Schedule 4.2(m), with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened and no facts or circumstances exist which would give rise to any such actions, suits or claims and the Company will promptly notify Parent in writing of any pending or threatened claims arising between the date hereof and the Closing Date; (D) none of the Company, any Subsidiary or any fiduciary of a Company Plan has engaged in a prohibited transaction, as such term is defined under Code Section 4975 or ERISA Section 406, which would subject the Company, any Subsidiary or Parent to any taxes, penalties or other liabilities under Code Section 4975 or ERISA Sections 409 or 502(i); (E) no event has occurred and no condition exists that would subject the Company or any Subsidiary, either directly or by reason of its affiliation with any member of its Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)), to any material tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations; (F) all insurance premiums required to be paid with respect to Company Plans as of the Closing Date have been or will be paid prior thereto and adequate reserves have been provided for on the Company's balance sheet for any premiums (or portions thereof) attributable to service on or prior to the Closing Date; (G) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (H) all contributions required to be made prior to the Closing Date under the terms of any Company Plan, the Code, ERISA or other applicable laws, rules and regulations have been or will be timely made and adequate reserves have been provided for on the Company's balance sheet for all benefits attributable to service on or prior to the Closing Date; (I) except as set forth on
Schedule 4.2(m), no Company Plan provides for an increase in benefits on or after the Closing Date; and (J) except as set forth on Schedule 4.2(m) or as provided by applicable law, each Company Plan may be amended or terminated without obligation or liability (other than those obligations and liabilities for which specific assets have been set aside in a trust or other funding vehicle or reserved for on the Company's balance sheet).

     (iv) No Company Plan is a multiemployer plan within the meaning of
Section 4001(a)(3) of ERISA or is an "employee pension plan" within the meaning of Section 3(2) of ERISA subject to Title IV of ERISA.

     (v) (A) No Company Plan has incurred any "accumulated funding deficiency" as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived); (B) no event or condition exists which could be deemed a reportable event within the meaning of ERISA Section 4043 which could result in a liability to the Company or any member of its Controlled Group and no condition exists which could subject the Company or any member of its Controlled Group to a fine under ERISA Section 4071; (c) as of the Closing Date, the Company and each member of its Controlled Group have made all required premium payments when due to the PBGC; (D) neither the Company nor any member of its Controlled Group is subject to any liability to the PBGC for any plan termination occurring on or prior to the Closing Date; (E) no amendment has occurred which has required or could require the Company or any member of its Controlled Group to provide security pursuant to Code Section 401(a)(29) and (F) neither the Company nor any member of its Controlled Group has engaged in a transaction which could subject it to liability under ERISA
Section 4069.

     (vi) Except as described in Schedule 4.2(m), no Company Plan exists which could result in the payment to any employee of the Company or any Subsidiary of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the execution and delivery of this Agreement or the consummation of the Merger, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

     (n) Taxes. For purposes of this Section 4.2(n), any reference to the Company or the Subsidiaries shall include any corporation that merged or was liquidated with and into the Company or the Subsidiaries. Except as disclosed in Schedule 4.2(n):

          (i) All material Tax Returns required to be filed by or with respect to the Company and the Subsidiaries have been timely filed, and all such Tax Returns are complete and correct in all material respects. The Company and the Subsidiaries have timely paid all material Taxes that are due, or that have been asserted in writing by any taxing authority to be due, from or with respect to it for the periods ending prior to the date hereof.

          (ii) The statute of limitations with respect to the Tax Returns of the Company and the Subsidiaries and of each affiliated group (within the meaning of the Code) of which the Company and any Subsidiaries are or have been a member for all periods through the respective years specified in Schedule 4.2(n) has expired. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any Subsidiaries for any taxable period, and no power of attorney granted by or with respect to the Company or any Subsidiaries relating to Taxes is currently in force. No closing agreement pursuant to section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Company or any Subsidiaries that could affect the future liability for Taxes of the Company or any Subsidiary.

          (iii) No audit or other proceeding by any Governmental Authority has formally commenced and no specific notification has been given to the Company or any Subsidiary that such an audit or other proceeding is pending or threatened with respect to any Taxes due from or with respect to the Company or any Subsidiaries or any Tax Return filed by or with respect to the Company or any Subsidiaries. No assessment of Tax has been proposed in writing against the Company or any Subsidiaries or any of their assets or properties.

          (iv) No consent to the application of section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any Subsidiaries or any of their assets or properties.

          (v) As of the Closing, neither the Company nor any of the Subsidiaries shall be a party to, be bound by or have any obligation under, any Tax sharing agreement or similar contract or arrangement.

          (vi) There is no contract or agreement, plan or arrangement by the Company or any Subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or the Subsidiaries by reason of section 280G of the Code, as now in effect.

          (vii) Fremont is not a "foreign person" within the meaning of section 1445(b)(2) of the Code.

     (o) Environmental Laws. Except as set forth on Schedule 4.2(o) and excluding any residential property held by Coldwell Banker Relocation Services, Inc. ("Relocation") in the ordinary course of business and assets disposed of in the ordinary course of business and consistent with past practice, to the Knowledge of the Company, (i) each of the Company and each Subsidiary complies and has complied with all Environmental Laws applicable to the properties, assets or businesses of the Company and the Subsidiaries, and possesses and complies with and has possessed and complied with all Environmental Permits required under such laws except where any noncompliance or failure to possess any Environmental Permit has not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) there are no past or present events, conditions, circumstances, practices, plans or legal requirements that could reasonably be expected to result in material liability to the Company or its Subsidiaries under applicable Environmental Laws, prevent, or reasonably be expected to materially increase the burden on the Company or any Subsidiary of, complying with applicable Environmental Laws or of obtaining, renewing, or complying with all Environmental Permits required under such laws; (iii) there are and have been no Materials of Environmental Concern or other conditions at or from any property owned, operated or otherwise used by the Company or any Subsidiary now or in the past that could reasonably be expected to give rise to liability of the Company or any Subsidiary under any Environmental Law, except for such liabilities which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Schedule 4.2(o) sets forth a list of underground storage tanks that to the Knowledge of the Company exist at properties currently owned, operated or leased by the Company or any Subsidiary and that to the Knowledge of the Company are subject to regulation under the federal Resource Conservation and Recovery Act, or any equivalent state law. The Company will provide to Parent promptly upon execution hereof true and complete copies of all material Environmental Reports in its possession or control that it has received since January 1, 1994. With respect to the residential properties held by Relocation, there are no past or present events or conditions that could reasonably be expected to result in a liability to the Company or its Subsidiaries under applicable Environmental Laws, except for such liabilities (i) for which the Company or its Subsidiaries are indemnified by the customers of Relocation or (ii) which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     (p) Affiliate Transactions. Schedule 4.2(p) contains a summary as of the date hereof of all transactions (including without limitation the provision of any services or the sale of any goods) since January 1, 1994 between the Company, any Subsidiary, any Subfranchisor or any Franchisee, on the one hand, and Fremont or any of its Affiliates (other than the Company and the Subsidiaries) on the other hand, other than transactions entered into in the ordinary course of the Company's business on an arm's length basis and employment agreements or arrangements and employee benefit plans. Schedule 4.2(p) contains a summary as of the date hereof of all transactions (including without limitation the provision of any services or the sale of any goods) since January 1, 1994 between the Company, any Subsidiary, any Subfranchisor or any Franchisee, on the one hand, and Bechtel Group, Inc. and Bechtel Enterprises, Inc., and any Person controlled by either or both of Bechtel Group, Inc. or Bechtel Enterprises, Inc., on the other hand, other than transactions entered into in the ordinary course of the Company's business on an arm's length basis. Schedule 4.2(p) also contains a summary as of the date hereof of all transactions since January 1, 1994 between the Company or any Subsidiary, on the one hand, and any current or former director or officer of the Company or any Subsidiary, or any entity in which any such director or officer has a direct or indirect material interest, other than employment agreements or arrangements and employee benefit plans and transactions entered into in the ordinary course of the Company's business on an arm's length basis. The agreements and arrangements set forth on
Schedule 4.2(p) are hereinafter referred to as "Affiliate Transactions".

     (q) Franchisees. As of March 31, 1996, there were 1,297 Franchisees, excluding those in Canada. Except as set forth on Schedule 4.2(q) as of the date hereof, none of the Company or any Subsidiary or (to the Knowledge of the Company) any Franchisee is in material breach of or default under any such agreement (or to the Knowledge of the Company with or without notice or lapse of time or both, would be in breach of or default under any such agreement). Except as described on Schedule 4.2(q), there is as of the date hereof no material dispute between the Company or any Subsidiary, on the one hand, and any Subfranchisor or Franchisee, on the other hand. Neither the Company nor any Subsidiary has knowledge that any Subfranchisor or any Franchisee is failing to comply with its respective Requirements of Law as of the date hereof, except for failures which would not in the aggregate have a Material Adverse Effect. Attached on Schedule 4.2(q) are, as of the date hereof, all of the provisions of any agreement or arrangement regarding the Company's option to purchase any Subfranchisor's rights under any agreement or arrangement between the Company and any Subfranchisor, and there are, as of the date hereof, no other agreements or arrangements, whether written or oral, relating to such repurchase rights.

     (r) Offering Circulars. The Company will deliver promptly upon the execution hereof to Parent a true and complete copy of the current uniform franchise offering circular and other disclosure statements of the Company or of any Subsidiary in connection with its sale of franchises to Subfranchisors and/or Franchisees (the "Offering Circulars"). As of their respective dates, such documents complied in all respects with the requirements of the FTC Act, to the extent applicable, and with applicable state and foreign laws, except for such requirements and laws the failure to comply with which would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect.

     (s) Brokers, Finders, etc. The Company has not employed, nor is it subject to the valid claim of any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission.

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub, jointly and severally, represent and warrant to each of the Company and Fremont as follows:

     Section 5.1 Due Organization and Power of Parent and Sub. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to enter into and deliver this Agreement and perform its obligations hereunder.

     Section 5.2 Authorization and Validity of Agreement. The execution, delivery and performance by Parent and Sub of this Agreement and the performance by them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate action on the part of Parent or Sub is necessary for the execution, delivery and performance by Parent or Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and, assuming due authorization, execution and delivery by the Company and Fremont, this Agreement constitutes the legally valid and binding obligations of Parent and Sub, enforceable against them in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

     Section 5.3 No Conflict. Neither the execution, delivery or performance by Parent and Sub of this Agreement nor the consummation by them of the transactions contemplated hereby and compliance by Parent and Sub with any of the provisions hereof will (a) subject to compliance with the statutes and regulations referred to in Section 5.4 hereof, violate, or result in the violation of, any Requirement of Law; (b) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under any of the provisions of any organizational or governing documents or Contractual Obligations of Parent or Sub.

     Section 5.4 Governmental Consents. Except for filings under the HSR Act and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Parent or Sub, except for (a) consents, approvals, orders, authorizations, declarations and filings as may be required under applicable state securities laws and (b) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not individually or in the aggregate have a Material Adverse Effect.

     Section 5.5 Purchase for Investment. Each of Parent and Sub is aware that no shares of Common Stock are registered under the Securities Act or under any state securities laws. Parent is acquiring such shares solely for investment, with no present intention to distribute any such shares to any Person. Parent will not sell or otherwise dispose of such shares except in compliance with the registration requirements or exemptions provisions under the Securities Act and the rules and regulations promulgated thereunder, and any other applicable securities laws.

     Section 5.6 Brokers, Finders, etc. Except Morgan Stanley & Co. Incorporated and Merrill Lynch & Co., neither Parent nor Sub has employed, or is subject to the valid claim of any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission.

                                  ARTICLE VI

                                   COVENANTS

     Section 6.1 No Solicitation. Fremont and the Company agree that prior to the earlier of the Closing or termination of this Agreement, neither Fremont nor the Company will, and will cause their respective officers, directors, employees and agents not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in any negotiations concerning, provide any confidential information or data to, have any discussions with or enter into any agreements with, any Person relating to any acquisition, business combination or purchase of all or any portion of the capital stock or assets of the Company or the Subsidiaries other than in the ordinary course of business with regard to assets of the Company or the Subsidiaries. Fremont and the Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any such potential transactions involving the Company or the Subsidiaries. Fremont and the Company shall immediately notify Parent if any inquiries are received in respect of the Company and the Subsidiaries, and shall provide details with respect thereto.

     Section 6.2 No Changes with respect to Common Stock. Fremont agrees that prior to the earlier of the Closing or termination of this Agreement, Fremont will vote all shares of Common Stock owned by it in favor of approval of this Agreement and the Merger and will not (i) sell, dispose of or otherwise transfer any shares of its Stock, (ii) grant any Liens, or permit any Lien other than Permitted Liens to exist, on any shares of its Stock or (iii) enter into any agreement to effect any of the foregoing.

     Section 6.3 Conduct of Business. During the period from the date hereof to the Closing Date, without the prior written consent of Parent or except as expressly contemplated by this Agreement (including without limitation Article
VII) or as described on Schedule 6.3, the Company agrees that the Company will operate and carry on its business only in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, the Company agrees that during the period from the date hereof to the Closing Date:

          (a) none of the Company and its Subsidiaries will (i) issue, sell, deliver, or agree to issue, sell or deliver, any capital stock, warrants, options or similar rights or other corporate securities of which the Company or any Subsidiary is the issuer or grantor, or grant or issue, or agree to grant or issue, any options, warrants, incentive awards or similar rights calling for the issuance of such securities; or (ii) enter into any registration rights agreements;

          (b) none of the Company and its Subsidiaries will repurchase or redeem any shares of capital stock of the Company or any Subsidiary;

          (c) none of the Company and its Subsidiaries will effect any recapitalization of capital stock of the Company or any Subsidiary or make any amendment, whether by merger, consolidation or otherwise, to the certificate of incorporation or by-laws of the Company or any Subsidiary;

          (d) no dividend, redemption or other distribution or payment shall be declared made or paid in respect to the capital stock of the Company other than payments in the ordinary course and consistent with past practices for purposes of estimated tax payments and payments under that certain letter agreement, dated October 5, 1993, between Fremont and the Company;

                  (e) none of the Company and its Subsidiaries will (i) merge or consolidate with or into any other corporation or entity, (ii) liquidate, wind up or dissolve, (iii) sell, lease or otherwise dispose of any of their properties or assets (including the capital stock or assets of Subsidiaries), other than in the ordinary course of business, except for transfers from one of the Company and its Subsidiaries to another one of the Company and its Subsidiaries; (iv) acquire by purchase the business, assets or stock of any other business entity except for acquisitions with respect to which the purchase price does not exceed $500,000 in any single transaction or $1,500,000 in the aggregate; (v) pay, discharge, settle, compromise or satisfy any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof; (vi) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its Subsidiaries except for such agreements and arrangements entered into with any employee (other than officers) of any Subsidiary in the ordinary course of business in accordance with past practice, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; (vii) make any capital expenditures or commitment, other than as provided in the Company's 1996 capital expenditure budget approved by the Board of Directors in December 1995; (viii) incur, assume or guarantee any material Indebtedness that is not repayable by the Company without penalty (other than prepayment penalties for breakage) upon three Business Days' notice to the lender; (ix) assume or incur any material Lien in respect to the property of the Company or any of its Subsidiaries, other than Liens made in the ordinary course of business; or (x) except in the ordinary course of business consistent with past practice, enter into any contract, agreement or other commitment which is not terminable by the parties upon 30 days' notice or less or which involves aggregate consideration in excess of $500,000;

          (f) except in the ordinary course of business and on an arm's length basis, none of the Company and its Subsidiaries will enter into any Affiliate Transactions or alter the terms of any existing arrangements between the Company or any Subsidiary, on the one hand, and an Affiliate of the Company (other than a Subsidiary of the Company), on the other hand;

          (g) none of the Company and its Subsidiaries will change any of their tax or accounting policies except as required by law or under GAAP;

          (h) neither Fremont nor the Company and the Subsidiaries shall take any action or fail to take any action that could reasonably be expected to result in the expiration, revocation, suspension or adverse modification of any agreement with any Franchisee other than in the ordinary course of business consistent with past practice;

          (i) each of the Company and its Subsidiaries will use commercially reasonable efforts (a) to preserve intact its business organization, (b) to keep available to Parent the opportunity to retain the services of its present employees and (c) to preserve the goodwill of its customers, suppliers and employees, of the Franchisees and of others having business relations with it;

          (j) each of the Company and its Subsidiaries will comply in all material respects with all Requirements of Law and will not fail to prosecute with due diligence any applications to any Governmental Authority material to the operation of the business, assets or properties of the Company and the Subsidiaries; and

          (k) none of the Company and its Subsidiaries will agree, whether in writing or otherwise, to do any of the foregoing.

     Section 6.4 Access. (a) Upon Fremont's receipt of confirmation that the Fund has been deposited into the escrow pursuant to Section 3.5 hereof (the "Deposit Date"), Fremont and the Company shall provide to Parent reasonable access to the management of the Company, the Company's independent accountants and counsel and the premises, books and records of the Company and the Subsidiaries that relate to their business during their normal business hours, and upon reasonable notice and shall furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiaries as Parent shall from time to time reasonably request. With respect to the information set forth on Schedule 6.4(a), (i) to the extent that any such information is made available to Parent on a day (the "Full Compliance Date") that is after May 2, 1996, then the June 14, 1996 termination date set forth in Section 9.1(c) shall be extended for each day that the Full Compliance Date is after May 2, 1996 and (ii) to the extent that the Full Compliance Date is after May 2, 1996, then (A) the June 7, 1996 date set forth in the definition of Per Share Interest Amount, (B) the June 14, 1996 date set forth in Section 3.5 and
(C) the May 31, 1996 date set forth in Section 7.5(c)(ii)(x) shall each be extended for each day that the Full Compliance Date is after May 2, 1996. Any information regarding the Company and the Subsidiaries heretofore obtained from Fremont, the Company or the Subsidiaries (or representatives of any of them) by Parent or its representatives or hereafter obtained from such persons shall be subject to the terms of the Confidentiality Agreement and such information shall be held by Parent and its representatives in accordance with the terms of the Confidentiality Agreement.

     (b) No investigation pursuant to this Section shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     Section 6.5 No Public Announcement. No party hereto shall make any public announcement concerning the transactions contemplated by this Agreement without the prior approval of the other parties, except as such announcement may be required by law or the rules and regulations of a stock exchange, in which case the party required to make the announcement shall use all reasonable efforts to provide the other party with reasonable time under the circumstances to comment on such announcement in advance of such announcement. Notwithstanding the foregoing, the parties hereto shall make a mutually acceptable press release as soon as practicable after the execution hereof, and Fremont and the Company acknowledge that after the execution of this Agreement, Parent may make other public disclosure of the transactions contemplated by this Agreement (after giving Fremont the opportunity to review and comment on such disclosure in advance of its release) and will file this Agreement (without schedules) with the SEC.

     Section 6.6 Notice of Developments. Prior to the Closing Date, Fremont and the Company shall promptly notify Parent in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any breach of a representation or warranty or covenant of Fremont or the Company in this Agreement or which could reasonably be expected to have the effect of making any representation or warranty of Fremont or the Company in this Agreement untrue or incorrect in any material respect; provided that the delivery of any notice pursuant to this Section shall not limit or otherwise affect any remedies available to Parent.

     Section 6.7 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided that all such costs and expenses incurred by the Company or its Subsidiaries at the direction of Fremont shall not exceed $500,000.

     Section 6.8 Additional Agreements. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement. Parent, Sub, Fremont and the Company will use their reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement under any applicable law or regulation or from any Governmental Authorities or third parties, including parties to loan agreements or other debt instruments) in connection with the transactions contemplated by this Agreement, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party to this Agreement shall cause its proper officers and/or directors to take all such necessary action.

     (b) The Company agrees to provide, and will cause the Subsidiaries and its and their respective officers, employees, accountants and other advisors to provide, reasonable cooperation in connection with the arrangement of any financing to be consummated contemporaneously with or at or after the Closing in respect of the transactions contemplated by this Agreement; provided that Parent shall reimburse the Company and the Subsidiaries for any and all out-of-pocket expenses incurred by any of such parties in connection with such cooperation. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the request of Parent, to (i) cooperate in the refinancing of any of its existing Indebtedness, including calling for prepayment or redemption of, or to prepay, redeem and/or renegotiate, as the case may be, any existing

Indebtedness of the Company; provided that Parent agrees to hold the Company harmless for any losses incurred by the Company as a result of any such calls or prepayments if the Closing fails to occur as a result of the failure of any condition set forth in Section 8.3 hereof and (ii) use its best efforts to facilitate the release of any property of the Company or any of the Subsidiaries subject to any Liens, including any accounts and chattel paper which have been sold or any lockbox arrangements that have been entered into; provided that no such prepayment, redemption or release need actually be made until contemporaneously with the Closing.

                                  ARTICLE VII

                                  TAX MATTERS

     Section 7.1 Transfer Taxes. Parent shall pay, or cause to be paid, all transfer Taxes or fees, recordation or similar Taxes or fees, deed, stamp or other Taxes, recording charges, fees, or other similar cost or expense of any kind required in connection with the effectuation of the transactions contemplated by this Agreement, whether such Tax or fee is imposed on Parent, Sub, the Company, Fremont or any other stockholder of the Company.

     Section 7.2 Tax Indemnification by Fremont. (a) Following the Closing, Fremont shall indemnify and hold harmless Parent and its Affiliates (including the Company and the Subsidiaries) and each of their respective directors, officers, employees, agents, and other representatives from (i) all liabilities for Federal income taxes and California franchise taxes attributable to the Pre-Closing Tax Period; and (ii) all liabilities for Federal income taxes arising as a result of Treasury Regulation section 1.1502-6(a) (or comparable provision under California franchise tax law) attributable to Fremont or any other entity which has been affiliated with Fremont (other than the Company and the Subsidiaries).

     (b) Following the Closing if the Elections (as defined below) are made, Fremont shall indemnify and hold harmless Parent and its Affiliates (including the Company and the Subsidiaries) and each of their respective directors, officers, employees, agents, and other representatives from (i) all Federal income tax liability and California franchise tax liability of the Company and the Subsidiaries directly attributable to the deemed sale of the assets of the Company and the Subsidiaries arising under section 338(h)(10) of the Code and comparable provision of California law (the "Deemed Sale") and (ii) all state franchise or income tax liability to the extent that states, other than California, require Deemed Sale treatment for the sale of the stock of the Company pursuant to this Agreement; provided however, that such indemnity shall not apply with respect to any state with respect to which the Parent, the Company, or the Subsidiaries have not complied with the provisions of Section 7.8.

     (c) Fremont shall be entitled to all refunds in respect of all Taxes for which it is providing an indemnity under this Agreement.

     Section 7.3 Tax Indemnification By Parent. (a) Following the Closing, Parent shall, and shall cause the Company to, indemnify Fremont and its Affiliates and each of their respective officers, directors, employees, and agents and hold them harmless from all liability for Taxes of the Company and the Subsidiaries other than Taxes for which Fremont is responsible under
Section 7.2.

     (b) Parent shall be entitled to all refunds in respect of all Taxes for which it is providing an indemnity under this Agreement.

     Section 7.4 Tax Returns. (a) Fremont shall be solely responsible for filing all Federal income and California franchise Tax Returns for the Pre-Closing Tax Period. Such Pre-Closing Tax Period Tax Returns shall reflect the taxable income of the Company and the Subsidiaries computed on a basis consistent with past practice, except for the effects of the transactions contemplated by this Agreement. Fremont shall afford Parent the opportunity to review such Tax Returns but all decisions regarding such Tax Returns shall ultimately be made by Fremont. The Company and the Subsidiaries will end their respective tax years for Federal income and California franchise tax purposes at the end of the Closing Date.

     (b) Except as otherwise provided in Section 7.4(a), Parent and the Company shall be solely responsible for filing all Federal and California Tax Returns for the period beginning after the Closing Date and for the filing of all other Tax Returns; provided however that (i) except as provided in Section 7.8, no Tax Return for which Parent and the Company (or any Subsidiary) are responsible shall be filed on the basis that there has been a Deemed Sale;
(ii) Parent, the Company, and its Subsidiaries shall afford Fremont the opportunity to review all Tax Returns that include the Closing Date; (iii) the manner of reporting the consequences of any Deemed Sale must be approved by Fremont; and (iv) Parent, the Company, and the Subsidiaries shall (x) permit Fremont to participate, at its cost, in any dispute or controversy with a Taxing Authority regarding whether there has been a Deemed Sale and the reporting of the consequences of any Deemed Sale and (y) not settle any such dispute or controversy without the express approval of Fremont.

     Section 7.5 Estimated Taxes and True Up.

     (a) Prior to or on the Closing Date, the Company (and, where applicable, the Subsidiaries) shall continue to make payments to Fremont in respect of its Federal income and California franchise tax liability for the period ended December 31, 1995 (the "1995 Period") and the period beginning January 1, 1996 and ending on and including the Closing Date (the "1996 Period"). Such payments shall be determined in accordance with the Tax Sharing Agreements, except with respect to the timing of the payment. In addition to the payments required to be made by the Company for the 1995 Period under the Tax Sharing Agreements, the Company shall pay $4,881,000 to Fremont prior to the Closing. Fremont, the Company, and Parent will in good faith endeavor to calculate the Federal and California taxable income of the Company (and, where applicable, the Subsidiaries) for the 1996 Period prior to September 30, 1996.

     (b) Prior to the due dates for the Federal income and California franchise Tax Returns for the 1995 Period and the 1996 Period, respectively, Fremont shall deliver to the Parent a schedule (the "True-up Schedule") showing (x) the Federal income and California franchise tax liability of the Company (and, where applicable, the Subsidiaries) for the appropriate period computed in accordance with this Section 7.5 and the Tax Sharing Agreements and (y) the amount of payments previously made by the Company in respect of such liabilities (in respect of any particular Tax Return, the difference between (x) and (y) is hereinafter referred to as the "True-up Amount"). Within 10 days after the delivery of the True-up Schedule, (i) Parent shall pay or cause the Company to pay to Fremont the excess of (x) over (y) or (ii) Fremont shall pay to the Company the excess of (y) over (x).

     (c) For purposes of calculating the True-up Amount,

     (i) the effects of the Deemed Sale shall not be considered; (ii) the payments made with respect to each Employee Option pursuant to Section 3.4 and other employee plans shall be treated as attributable to the 1996 Period and the deductions attributable to such payments (x) shall first be used to reduce the taxable income of the Company (and, where applicable, the Subsidiaries) for the 1996 Period but only up to and including May 31, 1996, but not below zero and (y) the balance, if any, shall be fully available to Fremont without, notwithstanding the Tax Sharing Agreements, the need to compensate the Company or the Subsidiaries for the Tax benefits attributable to such deductions; and
(iii) the taxable income of the Company and the Subsidiaries shall be computed consistently with past practice.

     (d) Notwithstanding the Tax Sharing Agreements, (i) Fremont shall be entitled, without compensating the Company or the Subsidiaries, to use any Tax attributes of the Company and the Subsidiaries to the extent such attributes cannot be fully used to reduce the taxable income or Taxes of the Company for the

1996 Period and (ii) the payments referenced in Section 7.5(c)(ii) shall be treated as attributable to the 1996 Period for all Tax purposes.

     (e) Notwithstanding the Tax Sharing Agreements, the Company or the Subsidiaries may not amend any Federal income or California franchise Tax Return, or carryback any item into a prior tax period for purposes of such taxes without the approval of Fremont, which approval can be denied in its sole and absolute discretion.

     (f) The Tax Sharing Agreements and other Tax arrangements among Fremont, the Company, and the Subsidiaries, shall be terminated as of the Closing Date, except to the extent otherwise provided in this Agreement.

     Section 7.6 Procedures Relating to Indemnification of Tax Claims.

     (a) If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to a party (the "First Party"), one of its Affiliates or any of their respective directors, officers, employees, agents or representatives pursuant to this Section 7.6, the First Party shall promptly and in any event no more than 15 days following the First Party's receipt of such claim, give notice to the other party (the "Second Party") in writing of such claim (a "Tax Claim"); provided, however, the failure of the First Party to give such notice shall not relieve the Second Party from any indemnification obligations hereunder unless the failure to give prompt notice jeopardizes the Second Party's ability to defend such claim.

     (b) With respect to any Tax Claim for Taxes that Fremont may be liable under this Agreement (including the income and franchise Tax consequences of a Deemed Sale), Fremont shall control, at its cost, all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. Without limiting the control of the Tax Claim by Fremont as set forth above, Fremont shall allow Parent or the Company to participate as an observer, at its cost, in any dispute or controversy with any Taxing Authority with respect to the Tax Claims described in this Section 7.6(b).

     (c) With respect to any Tax Claim for Taxes that Parent or the Company may be liable, Parent shall, except as provided in Section 7.6(b), control all proceedings relating to such Taxes.

     Section 7.7 Cooperation with Respect to Tax Matters.

     Fremont, Parent, the Company and each of their respective Affiliates (including the Subsidiaries) shall reasonably cooperate with each other in the filing of Tax Returns and in contesting any Tax Claim, which cooperation shall include the retention and, upon the request of the party or parties filing such Tax Returns or controlling proceedings relating to such Tax Claim, the provision to such party or parties of records and information which are reasonably relevant to such Tax Returns or such Tax Claim, and making employees available on a mutually convenient basis to provide additional information, explanation of any material provided hereunder, assistance in completing such Tax Returns or to testify at proceedings relating to such Tax Claim. The party requesting such information shall pay the reasonable external costs of the party providing the requested information. All costs of preparing the Tax Returns for the Pre-Closing Tax Period shall be borne by the Company except the costs of Fremont and its advisors.

     Section 7.8 Section 338 Election. (a) Fremont agrees, if so directed by Parent, to join with Parent in making a timely election pursuant to Sections 338(g), and 338(h)(10) of the Code, and comparable provisions of California tax law (the "Elections") with respect to the acquisition of the shares of the capital stock of the Company and the Subsidiaries, which Parent has listed in
Schedule 4.2(d) (the Company together with such Subsidiaries are referred to in this Section 7.8 as the "338 Entities"); provided however that if Parent directs Fremont to make the Elections, the Elections must be made for all Subsidiaries unless Fremont consents, in writing, to exclude a particular Subsidiary.

     (b) To the extent possible, Fremont and Parent agree to execute at the Closing all forms necessary to effectuate the Elections (including without limitation Internal Revenue Service Form 8023 and any similar forms under California law (the "Section 338 Forms"). If any Section 338 Forms are not executed at the Closing, Fremont and Parent will prepare and complete each such Section 338 Form no later than 90 days before the date on which such Form is required to be filed. Fremont and Parent shall each cause the Section 338 Forms to be duly executed by an authorized person and shall duly and timely file the Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement. Fremont agrees that they will procure the assistance of any of their Affiliates to the extent necessary to effectuate properly the Elections (including without limitation the execution of any required forms).

     (c) Parent and Fremont will allocate the deemed sales price among the assets of the 338 Entities for Tax purposes in accordance with the classes of assets set forth in Section 338 of the Code and the applicable Treasury Regulations. Fremont and Parent shall in good faith endeavor to arrive at a mutually agreeable allocation of the deemed sales price among such assets for Tax purposes. If Fremont and Parent cannot decide on the appropriate allocation of the deemed sales price among the assets of the 338 Entities for Tax purposes, Fremont and Parent will jointly appoint Price Waterhouse to make such allocation. Price Waterhouse's determination of such allocations shall be binding on Fremont and Parent, and Parent, Fremont, the Company, and the Subsidiaries shall file all Tax Returns consistently with the allocation set forth in this Section 7.8(c).

     (d) Fremont shall not be required to join in an Election with respect to any jurisdiction other than as set forth in Section 7.8(a) (the "Non-Electing Jurisdiction(s)") nor shall Parent, the Company or the Subsidiaries be permitted to make an Election with respect to any Non-Electing Jurisdiction. Fremont shall be permitted to make, and Parent, the Company, and the Subsidiaries will cooperate with Fremont in making, any appropriate election under the laws of any Non-Electing Jurisdiction so that the sale of stock pursuant to this Agreement will not be treated as a Deemed Sale in such jurisdictions. Parent, the Company, and the Subsidiaries will file Tax Returns in the Non-Electing Jurisdictions in accordance with this Section 7.8. Fremont will use its best efforts to notify Parent and the Company, within 2 1/2 months of the Closing, of the jurisdictions with respect to which Fremont will not agree to Deemed Sale treatment (or with respect to which it wishes to elect out), together with any available legal authorities.

     (e) Notwithstanding Section 7.8(d), if, within 30 days of Fremont's delivery of notice under Section 7.8(d), Parent shall deliver a certificate signed by a duly authorized officer of Parent to the effect that, after due inquiry and in good faith (including making available to Fremont the legal authorities and analyses for their conclusion), Parent believes that there is no reasonable basis under the applicable income or franchise tax law of a Non-Electing Jurisdiction to not report the sale of stock under this Agreement as a Deemed Sale, then the issue of whether the sale of stock under this Agreement must be reported as a Deemed Sale will be referred to Price Waterhouse who will be required either to (i) give an opinion that there is no reasonable basis under the applicable income or franchise tax law of such jurisdiction to not report the sale of stock under this Agreement as a Deemed Sale, in which case the applicable Tax Return will be filed on the basis of a Deemed Sale for such Non-Electing Jurisdiction; or (ii) give an opinion that there is a reasonable basis under such law to report the sale of stock under this Agreement as a sale of stock, in which case the applicable Tax Return shall be filed on the basis that there is no Deemed Sale for such Non-Electing Jurisdiction. The costs and expenses of Price Waterhouse shall be shared equally by Fremont and Parent.

                                 ARTICLE VIII

                           CONDITIONS TO THE CLOSING

     Section 8.1 Conditions of Obligation of Each Party. The respective obligations of each party to effect the Closing are subject to the condition precedent that at or prior to the Closing Date there shall be no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby in effect, nor shall any proceeding by any Governmental Authority seeking any of the foregoing be pending. There shall not be in effect any statute, rule, regulation or order of any Governmental Authority which prohibits or makes illegal the transactions contemplated by this Agreement.

     Section 8.2 Additional Conditions to the Obligations of Parent. The obligations of Parent and Sub are also subject to fulfillment (or waiver by Parent) at or prior to the Closing Date of each of the following conditions precedent:

          (a) Representations and Warranties. The representations and warranties of Fremont and the Company contained in Article IV of this Agreement shall be true and correct on the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, except
     (i) for changes permitted or contemplated by this Agreement, (ii) to the extent they expressly refer to an earlier time, in which case they shall be true and correct as of such time and (iii) for representations and warranties not containing any materiality qualifier, in which case such representations and warranties shall be true and correct in all material respects.

          (b) Performance of Covenants. Each of Fremont and the Company shall have duly performed and complied with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date, except where such non-performance or non-compliance does not have, or would not reasonably be expected to have, a Material Adverse Effect.

          (c) No Material Adverse Change. There shall have been no development or event which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (d) Officer's Certificates. Parent shall have received from Fremont and the Company a certificate as to the matters described in Sections 8.2(a) and 8.2(b).

          (e) Corporate Action. Parent shall have received: (i) a copy of the resolutions duly adopted by the Board of

     Directors and the board of directors of Fremont authorizing the execution, delivery and performance by the Company and Fremont of this Agreement, certified by the Secretary or an Assistant Secretary of the Company and Fremont, respectively; (ii) a copy of the resolutions duly adopted by the stockholders of the Company authorizing the Merger and the execution, delivery and performance by the Company of this Agreement, certified by the Secretary or an Assistant Secretary of the Company; and
     (iii) a certificate of the Secretary or an Assistant Secretary of the Company and Fremont as to the incumbency and signature of the officer of the Company and Fremont executing this Agreement and any certificate delivered to Parent hereunder.

          (f) Resignations. The directors of the Company shall have tendered their written resignations from the Board of Directors of the Company, effective upon consummation of the Closing.

          (g) Termination of Affiliate Transactions. The Company and Fremont shall have delivered to Parent legally binding documentation evidencing the termination of all agreements between Fremont and the Company of any kind, including without limitation all agreements set forth in Schedule 4.2(p) (other than the agreements set forth on Schedule 8.2(g)) and any other stockholders, registration rights, subscription, contribution, management, advisory and service agreements between the Company or any of its Subsidiaries, on the one hand, and Fremont or its Affiliates, on the other hand. The Company shall have delivered to Parent evidence that it has received waivers of all rights granted to Fremont under the agreements set forth in Schedule 4.2(p) (other than the agreements set forth on Schedule 8.2(g)) with respect to the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

          (h) Consents. All consents of other parties under any Governmental Authority or any of the Material Contracts, licenses and permits of the Company and the Subsidiaries relating to the operation of the business or required for the consummation of the transactions contemplated by this Agreement and identified in Schedule 8.2(h) shall have been obtained.

          (i) No Appraisal Rights. No right of appraisal of any holder of issued and outstanding capital stock of the Company shall have been asserted in writing to the Company or otherwise exercised.

     Section 8.3 Additional Conditions to the Obligations of the Company and Fremont. The obligations of the Company and Fremont are also subject to fulfillment (or waiver by Fremont) at or prior to the Closing Date of each of the following conditions precedent:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub contained in Article V of this Agreement shall be true and correct on the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, except for (i) changes permitted or contemplated by this Agreement, (ii) to the extent they expressly refer to an earlier time, in which case they shall be true and correct as of such time and (iii) for representations and warranties not containing any materiality qualifier, in which case such representations and warranties shall be true and correct in all material respects.

          (b) Performance of Covenants. Parent and Sub shall have duly performed and complied with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date, except where such non-performance or non-compliance do not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (c) Officer's Certificate. Fremont shall have received from a duly authorized senior officer of Parent a certificate as to the matters described in Sections 8.3(a) and 8.3(b).

          (d) Corporate Action. Fremont shall have received: (i) a copy of the resolutions duly adopted by the board of directors of Parent and Sub authorizing the execution, delivery and performance by Parent and Sub of this Agreement, certified by the Secretary or an Assistant Secretary of Parent and the Secretary of Sub; and (ii) a certificate of the Secretary or an Assistant Secretary of Parent as to the incumbency and signature of the officer of Parent and Sub executing this Agreement.

                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     Section 9.1 Termination. Subject to delivery of the Fund pursuant to
Section 9.2(b) or 9.2(c), as the case may be, this Agreement may be terminated at any time prior to the Closing:

          (a) by mutual agreement of Fremont and Parent;

          (b) (i) by Parent upon notice given to Fremont in the event that Fremont or the Company shall, contrary to the terms of this Agreement, fail or refuse to consummate the transactions contemplated hereby or to take any other action referred to herein necessary to consummate the transactions contemplated hereby, after affording Fremont a 30-day period after notice in which to cure, or (ii) by Fremont upon notice given to Parent in the event that Parent and Sub shall, contrary to the terms of this Agreement, fail or refuse to consummate the transactions contemplated hereby or to take any other action referred to herein or in the Confidentiality Agreement necessary to consummate the transactions contemplated hereby, after affording Parent a 30-day period after notice in which to cure;

          (c) (i) by Parent upon notice given to Fremont if the Closing shall not have taken place on or before June 14, 1996; provided that the failure of the Closing to occur on or before such date is not the result of the breach of any covenants, agreements, representations or warranties hereunder of Parent or Sub or (ii) by Fremont upon notice given to Parent if the Closing shall not have taken place on or before June 14, 1996; provided that the failure of the Closing to occur on or before such date is not the result of an event set forth in Section 9.2(b);

          (d) by Parent, on the one hand, or Fremont on the other hand, upon notice given to the other if any court or Governmental Authority of competent jurisdiction shall have issued a final permanent order, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

          (e) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Fremont set forth in this Agreement, or if any representation or warranty of the Company or Fremont shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company's or Fremont's representations and warranties or breach by the Company or Fremont is curable through the exercise of its reasonable efforts and for so long as the Company or Fremont continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 9.1(e);

          (f) by Fremont, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement, or if any representation or warranty of Parent or Sub shall have become untrue, in either case such that the conditions set forth in
     Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's or Sub's representations and warranties or breach by Parent or Sub curable through the exercise of its reasonable efforts and for so long as Parent or Sub continues to exercise such reasonable efforts, Fremont may not terminate this Agreement under this Section 9.1(f); or

          (g) by Parent upon notice given to Fremont by the fifth Business Day after the date hereof; provided that notice of termination pursuant to this Section 9.1(g) shall be accompanied by the return of all copies of the Information (as defined in the Confidentiality Agreement) and certification of destruction as required by Paragraph 3 of the Confidentiality Agreement.

     Section 9.2 Effect of Termination. (a) In the event of the termination of this Agreement as provided in Section 9.1, subject to delivery of the Fund pursuant to Section 9.2(b) or 9.2(c) as the case may be, all of the obligations and liabilities of the parties under this Agreement shall terminate and each party hereto shall pay its own fees and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including without limitation the fees and expenses of attorneys, accountants and other advisors; provided that nothing in this
Section 9.2 shall relieve any party from any liability for any breach of this Agreement; provided that neither Fremont nor the Company shall have any liability for any breach of this Agreement, unless this Agreement will have been terminated as a result of an event set forth in Section 9.2(b). Notwithstanding this Section 9.2, the obligations of the parties to this Agreement under Sections 6.7, 6.8(b) and 10.4 shall survive any such termination.

     (b) In the event of the termination of this Agreement as provided in
Section 9.1 in any of the following circumstances, Fremont and Parent agree that all amounts in the Fund held by the Escrow Agent shall be promptly delivered to Parent and neither Fremont nor the Company shall have any claim to any amount held by the Escrow Agent in the Fund:

          (i) Any representation or warranty made by Fremont in Sections 4.1(a), (b) or (c) fails to be true and correct in all material respects on the Closing Date;

          (ii) Any representation or warranty made by the Company in the penultimate sentence of Section 4.2(a) or in Section 4.2(b) fails to be true and correct in all material respects on the Closing Date;

          (iii) Fremont or the Company, as applicable, fails (A) to comply with or perform the covenants of Fremont or the Company, as applicable, set forth in Sections 3.2, 3.3(c), 3.4, 6.1, 6.2, 6.3 and 6.4 in all
     material respects, (B) to
     use its commercially reasonable best efforts to obtain the consents set forth on Schedule 8.2(h) or (C) to act in good faith with respect to any action reasonably requested of Fremont or the Company by Parent under
     Section 6.8 the failure of which would reasonably be expected to have a
     (x) Material Adverse Effect or (y) material adverse effect on Parent's or the Company's ability to finance the Merger or to refinance the Indebtedness of the Company and its Subsidiaries outstanding on the date hereof; and

          (iv) The failure of the representations and warranties made by Fremont or the Company to be true and correct in all material respects and the non-compliance or non-performance of the covenants of Fremont or the Company set forth herein, in the aggregate, cause a diminution in the value of the Company's equity in excess of $65,000,000.

     (c) In the event of the termination of this Agreement as provided in
Section 9.1 as a result of any event other than those set forth in Section 9.2(b), the parties hereto agree that all amounts contained in the Fund will be promptly delivered to the Company and its stockholders in the manner set forth in Schedule 9.2(b).

     (d) Notwithstanding any provision set forth in this Article IX to the contrary, the Company shall have no further obligation under Section 6.3 upon any purported termination of this Agreement pursuant to Section 9.1 irrespective of whether the Fund will have been released from escrow.

                                   ARTICLE X

                                 MISCELLANEOUS

     Section 10.1 Survival. None of the representations and warranties made by the parties in this Agreement, including the schedules hereto and the certificates delivered in accordance with Sections 8.2(d) and 8.3(c) hereof, shall survive the Closing. None of the covenants made by the parties in this Agreement that are required to be performed prior to the Closing shall survive the Closing. All of the covenants made by the parties in this Agreement that are required to be performed after the Closing shall survive the Closing. As of the Effective Time, all of Parent's and Fremont's rights and obligations under the Confidentiality Agreement (excluding such rights and obligations under paragraphs 5, 9, 12 and 13 thereof) shall terminate.

     Section 10.2 Employees. The parties hereto agree that employment of all persons actively employed (including those on leave of absence) by the Company or any Subsidiary immediately prior to the Closing Date (the "Transitioned Employees") shall not be deemed terminated or interrupted by reason of the transactions contemplated by this Agreement. Nothing contained in this Agreement shall (i) restrict or otherwise inhibit Parent's rights to terminate the employment of any Transitioned Employees on or after the Closing Date or
(ii) be construed or interpreted to restrict Parent's right or authority to amend or terminate any employee benefit plans, policies or programs of Parent, the Company or any Subsidiary.

     Section 10.3 Brokers and Financial Advisors. Fremont, on the one hand, and Parent, on the other hand, shall be solely responsible for, and shall indemnify the other party in respect of, any brokerage or finder's fees, financial advisory fees and other similar fees and the expenses related thereto based on arrangements or undertakings made by such party or any of its Affiliates (including the Company and the Subsidiaries, in the case of Fremont) in connection with the transactions contemplated hereby, including without limitation the fees and expenses of Morgan Stanley & Co. Incorporated and Merrill Lynch & Co., in the case of Parent.

     Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or transmitted by facsimile or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  if to Parent, to:

                  HFS Incorporated
                  339 Jefferson Road
                  Parsippany, New Jersey  07054
                  Attention:  James E. Buckman, Esq.
                  Facsimile:  201-428-3260

                  with a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017
                  Attention:  Robert L. Friedman, Esq.
                  Facsimile:  212-455-2502

                  if to Fremont or the Company to:

                  Fremont Investors, Inc.
                  50 Fremont Street, Suite 3700
                  San Francisco, California  94105
                  Attention:  Robert Jaunich II
                  Facsimile:  415-284-8191

                  with a copy to:

                  Fremont Investors, Inc.
                  50 Fremont Street, Suite 3700

                  San Francisco, California  94105
                  Attention:  Timothy H. Hosking, Esq.
                  Facsimile:  415-512-7121

                  and with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom
                  Four Embarcadero Center
                  Suite 3800
                  San Francisco, California  94111
                  Attention:  Kenton J. King, Esq.
                  Facsimile:  415-984-2698

     Section 10.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 10.6 No Third Party Beneficiaries. Nothing herein express or implied shall confer upon any of the employees of Fremont, the Company, any Subsidiary, Parent, Sub, or any of their respective Affiliates, or any third party, any rights or remedies, including without limitation any right to employment, or continued employment for any specified period, of any nature or kind under or by reason of this Agreement.

     Section 10.7 Amendment. At any time prior the Effective Time, this Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors, provided that no amendment shall be made that reduces the amount of the consideration to be paid to the stockholders of the Company or that in any way adversely affects the rights of such stockholders without the further approval of such stockholders. Without limiting the foregoing, this Agreement and the Schedules hereto may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

     Section 10.8 Extension; Waiver. At any time prior to the Effective Time, any party hereto which is entitled to the benefits hereof may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any schedule hereto or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements of the other party hereto or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party.








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     Section 10.9 Entire Agreement. This Agreement (including the schedules, documents and instruments referred to herein), the Escrow Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. The provisions of this Agreement shall supersede any contrary or inconsistent provisions set forth in Paragraph 10 of the Confidentiality Agreement.

     Section 10.10 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement shall not be assignable by any party hereto (other than by operation of law) without the prior written consent of the other parties hereto, provided, that Parent may assign its rights hereunder to any of its Affiliates, provided, further, that any such assignment shall not release Parent from any of its obligations hereunder.

     Section 10.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE NEW YORK PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PREFERENCE AND REMEDIES. EACH PARTY HERETO IRREVOCABLE SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA, OR IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, OF ANY STATE COURT LOCATED IN THE CITY OF SAN FRANCISCO, CALIFORNIA. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, (I) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO LAYING VENUE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT AND (II) ANY CLAIM THAT ANY SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     Section 10.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute a single agreement.








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                                                                            48

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officersk thereunto duly authorized all as of the date first written above.

                                          HFS INCORPORATED

                                         By: /s/ James E. Buckman
                                             ----------------------
                                              Name: James E. Buckman
                                              Title: Executive Vice President

                                           CBC ACQUISITION CORP.

                                          By: /s/ James E. Buckman
                                              ______________________
                                              Name: James E. Buckman
                                              Title: Executive Vice President

                                            FREMONT INVESTORS, INC.

                                            By: /s/ Robert Jaunich
                                                ______________________
                                                Name: Robert Jaunich
                                                Title:

                                              COLDWELL BANKER CORPORATION

                                             By: /s/ Robert Jaunich
                                                ______________________
                                                Name: Robert Jaunich
                                                Title: